Exhibit 99.1

POST OFFICE BOX 787

LEBANON, TENNESSEE

37088-0787

Investor Contact:	Jessica Hazel
(615) 235-4367

Media Contact:	Janella Escobar
(615) 235-4618

CRACKER BARREL REPORTS RESULTS FOR FIRST QUARTER FISCAL 2017,

INCREASES FULL-YEAR EARNINGS GUIDANCE AND DECLARES QUARTERLY DIVIDEND

First Quarter Earnings per Diluted Share Increased 18% to $2.01

Board Declares Quarterly Dividend of $1.15 per share

LEBANON, Tenn. – November 22, 2016 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported its financial results for the first quarter of fiscal 2017 ended October 28, 2016.

First Quarter Fiscal 2017 Highlights

•	Compared to the prior year first quarter, comparable store restaurant sales increased 1.3%, marking the Company’s tenth consecutive quarter of positive comparable store restaurant sales.

•	Operating income as a percent of total revenue increased 140 basis points, over the prior year quarter, to 10.7%.

•	Earnings per diluted share were $2.01, compared to $1.70 in the prior year quarter.

•	The Company’s Board of Directors declares a quarterly dividend of $1.15 per share on the Company’s common stock, which is payable on February 6, 2017 to shareholders of record on January 13, 2017.

Commenting on the first quarter and fiscal year outlook, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “This quarter’s financial results exceeded our expectations, reflecting the strength and differentiation of our brand, as well our ability to leverage our cost saving initiatives and the favorable commodity environment. I believe that our strategic focus to Enhance the Core, Expand the Footprint, and Extend the Brand will further move the brand forward and deliver solid returns for our shareholders.”

First Quarter Fiscal 2017 Results

Revenue

The Company reported total revenue of $710.0 million for the first quarter of fiscal 2017, representing an increase of 1.0% over the first quarter of the prior year. Comparable store restaurant sales increased 1.3%, including a 3.0% increase in average check partially offset by a 1.7% decrease in store traffic. The average menu price increase for the quarter was approximately 2.2%. Comparable store retail sales decreased 4.0% from the

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Cracker Barrel Reports First Quarter Results

November 22, 2016

prior year quarter. The Company opened two new Cracker Barrel stores during the quarter, bringing the store count to 643 combined Cracker Barrel Old Country Store and Holler & Dash Biscuit House locations at quarter-end.

Comparable store restaurant traffic, average check and comparable store restaurant sales and retail sales for the fiscal months of August, September and October and the first quarter were as follows:

	August	September	October	First Quarter
Comparable restaurant traffic	-1.7%	-2.3%	-1.4%	-1.7%
Average check	3.8%	2.7%	2.7%	3.0%
Comparable restaurant sales	2.1%	0.4%	1.3%	1.3%
Comparable retail sales	-2.2%	-4.5%	-4.9%	-4.0%

Operating Income

Operating income in the first quarter was $75.7 million, or 10.7% of total revenue. Operating income in the prior year quarter was $65.3 million, or 9.3% of total revenue. As a percentage of total revenue, reductions in cost of goods sold and general and administrative expenses were partially offset by an increase in labor and related and other store operating expenses.

Diluted Earnings per Share

Earnings per diluted share in the first quarter of fiscal 2017 were $2.01, compared to earnings per diluted share of $1.70 in the prior year quarter, an increase of 18.2%.

Fiscal 2017 Outlook

Based upon year-to-date financial performance, the Company raised its previous fiscal 2017 earnings guidance and now expects to report earnings per diluted share of between $8.10 and $8.25. The Company expects total revenue of between $2.95 billion and $3.00 billion, reflecting the expected opening of eight or nine new Cracker Barrel stores and four or five new Holler & Dash Biscuit House restaurants, and projected comparable store restaurant sales in the range of 1.0% to 2.0% and comparable store retail sales of approximately -1.0%. The Company now expects food commodity deflation in the range of 3.0% to 4.0% for the year. The Company now projects an operating income margin of approximately 10.0% of total revenue for fiscal 2017. The Company expects depreciation expense between $85 million and $87 million; net interest expense of approximately $15 million; and capital expenditures of approximately $125 million. The Company now anticipates an effective tax rate for fiscal 2017 of approximately 32%.

The Company expects to report earnings per diluted share for the second quarter of 2017 of between $2.05 and $2.15. The Company reminds investors that its outlook for fiscal 2017 reflects a number of assumptions, many of which are outside the Company’s control.

Fiscal 2017 First Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through December 6, 2016.

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Cracker Barrel Reports First Quarter Results

November 22, 2016

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 641 company-owned Cracker Barrel locations and three company-owned Holler & Dash Biscuit House locations across 43 states. Every Cracker Barrel store is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m. For more information, visit: crackerbarrel.com.

CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for Q1 FY 2017 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and

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Cracker Barrel Reports First Quarter Results

November 22, 2016

on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; our ability to enter successfully into new geographic markets that may be less familiar to us; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports First Quarter Results

November 22, 2016

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	First Quarter Ended
			Percentage
	10/28/16	10/30/15	Change
Total revenue	$709,971	$702,629	1%
Cost of goods sold (exclusive of depreciation and rent)	213,109	222,973	(4)
Labor and other related expenses	249,104	244,322	2
Other store operating expenses	137,926	135,707	2

Store operating income	109,832	99,627	10
General and administrative expenses	34,088	34,319	(1)

Operating income	75,744	65,308	16
Interest expense	3,676	3,544	4

Pretax income	72,068	61,764	17
Provision for income taxes	23,713	20,899	13

Net income	$48,355	$40,865	18

Earnings per share – Basic:	$2.01	$1.71	18

Earnings per share – Diluted:	$2.01	$1.70	18

Weighted average shares:
Basic	24,001,708	23,956,554	0
Diluted	24,099,013	24,073,052	0
Ratio Analysis
Total revenue:
Restaurant	80.8%	80.0%
Retail	19.2	20.0

Total revenue	100.0	100.0
Cost of goods sold (exclusive of depreciation and rent)	30.0	31.7
Labor and other related expenses	35.1	34.8
Other store operating expenses	19.4	19.3

Store operating income	15.5	14.2
General and administrative expenses	4.8	4.9

Operating income	10.7	9.3
Interest expense	0.5	0.5

Pretax income	10.2	8.8
Provision for income taxes	3.4	3.0

Net income	6.8%	5.8%

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Cracker Barrel Reports First Quarter Results

November 22, 2016

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share amounts)

	10/28/16	10/30/15
Assets
Cash and cash equivalents	$125,108	$127,540
Accounts receivable	18,862	18,070
Inventory	187,221	186,230
Prepaid expenses	18,006	18,107
Deferred income taxes	2,275	5,960
Property and equipment, net	1,084,721	1,049,597
Other long-term assets	62,886	63,686

Total assets	$1,499,079	$1,469,190

Liabilities and Shareholders’ Equity
Accounts payable	$119,014	$113,268
Other current liabilities	234,494	230,453
Long-term debt	400,000	400,000
Interest rate swap liability	16,082	11,206
Other long-term obligations	125,878	132,607
Deferred income taxes	56,506	48,147
Shareholders’ equity, net	547,105	533,509

Total liabilities and shareholders’ equity	$1,499,079	$1,469,190

Common shares issued and outstanding	24,032,367	23,929,609

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Cracker Barrel Reports First Quarter Results

November 22, 2016

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited and in thousands)

	Three Months Ended
	10/28/16	10/30/15
Cash flows from operating activities:
Net income	$48,355	$40,865
Depreciation and amortization	20,534	18,687
Loss on disposition of property and equipment	1,107	1,425
Share-based compensation, net of excess tax benefit	363	32
(Increase) in inventories	(34,913)	(33,172)
(Decrease) in accounts payable	(13,479)	(19,849)
Net changes in other assets and liabilities	12,971	(12,343)

Net cash provided by (used in) operating activities	34,938	(4,355)

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(26,336)	(17,016)
Proceeds from sale of property and equipment	265	45

Net cash (used in) investing activities	(26,071)	(16,971)

Cash flows from financing activities:
(Taxes withheld) from exercise of share-based compensation awards, net	(6,138)	(5,243)
Excess tax benefit from share-based compensation	1,062	1,920
Purchases and retirement of common stock	0	(14,653)
Dividends on common stock	(29,649)	(98,613)

Net cash (used in) financing activities	(34,725)	(116,589)

Net (decrease) in cash and cash equivalents	(25,858)	(137,915)
Cash and cash equivalents, beginning of period	150,966	265,455

Cash and cash equivalents, end of period	$125,108	$127,540

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Cracker Barrel Reports First Quarter Results

November 22, 2016

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	First Quarter Ended
	10/28/16	10/30/15
Units in operation:
Open at beginning of period	641	637
Opened (closed) during period	2	(2)

Open at end of period	643	635
Total revenue: (In thousands)
Restaurant	$573,677	$562,279
Retail	136,294	140,350

Total revenue	$709,971	$702,629

Cost of goods sold: (In thousands)
Restaurant	$145,536	$154,790
Retail	67,573	68,183

Total cost of goods sold	$213,109	$222,973

Average unit volume: (In thousands)
Restaurant	$893.7	$883.2
Retail	212.3	220.5

Total	$1,106.0	$1,103.7

Operating weeks:	8,345	8,276

Q1 2017 vs. Q1 2016
Comparable store sales period to period increase (decrease):
Restaurant	1.3%
Retail	(4.0%)
Number of locations in comparable store base:
632

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